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                                                                    Exhibit 99.1
                                                                    ------------


                                 NEWS RELEASE

DAVID RADEKE, Chief Operating Officer                           IMMEDIATE
(978) 282-1800                                                  January 4, 2000


                 NUTRAMAX COMPLETES SALE OF OPTOPICS DIVISION

   GLOUCESTER, MA -- NUTRAMAX PRODUCTS, INC. announced today that it has completed the sale of its Opthalmics Division, Optopics Laboratories, to Miza Pharmaceuticals, USA. The net proceeds of the sale will be applied to pay down certain amounts under the Company's credit facility with its senior lenders.

   NutraMax decided early last year to divest the Ophthalmics Division as a necessary step to improve the financial performance of the Company and to position NutraMax for future growth in its existing more profitable core areas.

   The sale to Miza satisfies NutraMax's objective to find a buyer that will continue to service the existing customer base and retain the experienced staff at Optopics.

   NutraMax is a leading consumer health care products company and the number one manufacturer and marketer of Store Brand Disposable Douches, ready-to-use Enemas, Pediatric Electrolyte Oral Maintenance Solutions, Disposable Baby Bottles, Cough Drops, and Throat Lozenges. The Company also markets a broad line of Toothbrushes, Dental Floss, and various First Aid Products for the hospital and industrial safety markets. In addition, the Company offers a broad range of pharmaceutical manufacturing capabilities to a select group of contract customers. NutraMax products are sold by supermarkets, drug chains, and mass merchandisers under both store brand and control brands, including Powers, Sweet 'n Fresh(R), Pure & Gentle, Fresh 'n Easy, Pro Dental, American White Cross, and NutraMax.